Exhibit 99.1

Final Transcript

CHART INDUSTRIES, INC.: First Quarter March 31, 2010 Earnings

April 29, 2010/10:30 a.m. EDT

SPEAKERS

Michael Biehl – Executive Vice President and CFO

Sam Thomas – Chairman, President and CEO

PRESENTATION

Coordinator	Good morning and welcome to the Chart Industries, Inc. 2010 First Quarter conference call. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s Web site at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until May 5th. The replay information is contained in the Company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking

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statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the Company’s Web site, or through the SEC Web site, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President and CFO. You may begin your conference.

M. Biehl

Thank you, Everett. Good morning, everyone. I’d like to thank all of you for joining us today. I’ll begin by giving you a brief overview of our first quarter results including a reaffirmation of our outlook for 2010. Then Sam Thomas, our Chairman, President and CEO, will provide highlights

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of market and order trends, as well as growth opportunities for each of our business segments.

First quarter results were in line with our expectations with reported net income of $1.4 million or $0.05 per diluted share, which compares to first quarter 2009 net income of $19.5 million or $0.68 per diluted share. I’d like to point out that the first quarter included acquisition related costs of $1.5 million or $0.04 per diluted share, for higher than normal cost of sales due to the write-up of acquired inventory to fair value in the 2009 Covidien acquisition, which will not reoccur over the remainder of 2010.

Accounting rules dictate that Chart, the acquiring company, should not generate a profit on the ultimate disposition of the acquired inventory based on value added in the manufacturing process before it was acquired. This required accounting treatment often drives cost of sales up and margins down during the first several months of an acquisition, as was the case here. Earnings per share excluding these non-cash acquisition costs would have been $0.09 per diluted share.

Sales for the quarter were $117 million and represented a decrease of 35% compared to net sales of $180 million a year ago. The reduction in sales is

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largely due to our Energy and Chemicals, or E&C segment, which experienced lower volume in both brazed aluminum heat exchangers and process systems due to the completion of several large projects during 2009. In addition, reduced orders as a result of the global economic downturn also contributed to the sales decline. In this business, orders and backlog take a longer time to be converted to revenue due to the customized nature and longer project lead times.

Our gross profit for the quarter was $34 million, or 29% of sales, compared with $63 million, or 35% of sales, a year ago. As expected, the consolidated margin percentage was down about 5% from the prior year quarter. The margin decline was largely due to lower volume and the slow recovery, as expected, in our E&C segment.

We started the year at a lower backlog level with lower margin projects. In addition, underutilized industry capacity will continue to create a more competitive market environment in the near term. With respect to the Distribution and Storage, or our D&S segment, margins were impacted about 1% due to the start-up of our new Nevada repair facility during the quarter. In our BioMedical segment, margins declined due to the previously discussed non-cash acquisition costs.

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SG&A expenses for the quarter were $24 million, down almost $2 million from the same quarter a year ago. The decline was due to cost reduction initiatives implemented during 2009 in addition to lower variable compensation costs related to reduced sales volume and lower operating profit. This was partially offset by an increase in SG&A costs associated with recently completed acquisitions, particularly Covidien’s liquid oxygen therapy business.

Income tax expense was $600,000 for the first quarter and represented an effective tax rate of 28% compared with $9.6 million, or an effective tax rate of 33%, in the year-ago quarter. The decline in the first quarter effective tax rate was primarily due to a higher mix of foreign earnings taxed at a lower rate.

From a cash flow standpoint, we continue to generate cash despite the lower results in the quarter with our cash balance over $213 million at March 31, 2010, up over $2 million from the December 31, 2009 balance.

With respect to our outlook for the remainder of 2010, we continue to see improving global markets in all of our business segments as evidenced by

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our continued order improvement. As expected, 2010 will be a transition year for Chart as we rebuild our backlog during the continued recovery of the economy and our markets.

Based on our current backlog, order expectations and financial forecast, we are reaffirming our previously announced sales and earnings guidance with 2010 net sales expected to be in a range of $530 million to $560 million. Diluted earnings per share for 2010 are expected to be in a range of $0.40 to $0.60 per share based on approximately 29.2 million weighted average shares outstanding.

Included in our 2010 earnings estimates are approximately $0.20 per diluted share for anticipated restructuring and acquisition costs associated with recently completed acquisitions, as well as the write-off of deferred financing costs associated with the planned refinancing of our senior credit facility. Excluding these charges, earnings would be expected to fall in a range of $0.60 to $0.80 per share.

As I mentioned, we plan to take advantage of the present favorable credit market conditions to refinance our senior credit facility before our current revolving credit facility expires in October of this year. This will ensure

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that we continue to have good liquidity to meet our strategic needs. We expect to close on a new senior credit facility during the second quarter.

I’ll now turn the call over to Sam Thomas, who will review market and order trends, as well as growth opportunities in each of our business segments.

S. Thomas	Thank you, Michael and good morning, everyone. First some generalized comments. Overall, our orders have increased sequentially for the third straight quarter, a positive sign. Our global markets on a macro basis improved across all of our business segments. We see especially strong growth in China where, as you know, the first quarter GDP growth was at 11.7%, but also leading indicators, industrial production, durable goods orders, and capacity utilization continued to improve, faster in Asia, Middle East and Americas than in Europe. We’re continuing to see recovery in the steel and chemical segments, which effectively stopped during the credit crunch and quoting activity has been very strong.

Moving on to the individual business segments, Energy and Chemicals saw the strongest quarterly order intake since the third quarter of ‘08. We’re seeing increased petrochemical activity, evidenced by an order for an

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ammonia plant in India and participation in these cryogenic processes within ammonia plants is a new market opportunity for Chart. We’ve been active in bidding ethylene plants in Asia and our Saudi air cooled heat exchanger joint venture has been awarded its first project direct with a major Middle East national oil company for a petrochemical application. Coal gasification for petrochemical feedstock in China and steel production in both China and India are expected to move forward with air separation plant equipment orders this year.

One of the highlights for this business is natural gas processing projects. We see them coming forward in the second half of 2010 and continuing into 2011 and 2012. There seems to be very good growth potential in achieving higher levels of natural gas liquids recovery, translating into orders for our equipment both domestically and in the Middle East.

Small- to mid-scale LNG projects in China for both transportation and virtual pipeline applications have resulted in multiple orders for us in the past two quarters and we’re quoting on a number of additional opportunities. These small-scale LNG liquefiers are also being actively bid in a number of areas around the world, both for transportation and virtual pipeline activities. Bid activity remains active for base load LNG

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projects, particularly in Australia and Southeast Asia. Orders have been particularly strong for air cooled heat exchangers led by gas processing and gas compression projects both for North American shale plays, but also for a number of international projects.

Margins have been lower in the E&C business than recent historical levels, impacted by underutilized industry capacity in the aftermath of the credit crunch. We’re taking a disciplined approach in our quotations regarding booking forward capacity as a result of that. We think there are sufficient improvements in order prospects that there is no need for us to dive too low in terms of winning new business.

Within our Distribution and Storage business, inquiry rates have picked up significantly in the U.S. and Europe, especially activity around engineered tanks, the largest projects for Distribution and Storage. We’ve seen improved orders in packaged gas products globally, particularly in China, but renewed activity both in North America and Europe. This has typically been the leading indicator, where orders picked up first, in an industrial recovery. In China, we’ve seen increased demand across all of our product lines.

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A particular strength has been LNG vehicle fueling and virtual pipeline opportunities for D&S. Natural gas is increasing its penetration as the viable transportation fuel due to its high energy density, lower costs, and low emissions. LNG vehicle fueling quoting activity is increasing across all geographic markets, as well as improved order intake.

We’re providing a full range of products and solutions for the full LNG value chain from LNG terminal equipment and liquefiers to on-board fuel tanks. We have a fairly strong portfolio, multiple patents for LNG vehicle applications. We think that will cover us very well in the coming years and give us a good upside potential.

Looking to the bulk tank order trend within D&S, it’s still weak in U.S. and Europe with the exception of LNG station orders and across the board in China. We continue to look for opportunities to offer our customers and end users improved value.

In the BioMedical segment, the Covidien acquisition added $13 million in sales during the first quarter, and is expected to provide substantial margin contribution towards the end of 2010. We announced in April the

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shutdown of the Plainfield, Indiana facility we acquired from Covidien. We’re consolidating that business in our Canton, Georgia facility.

We closed on the purchase of Covidien respiratory oxygen therapy business in Japan on April 1st. It was delayed due to regulatory approval there, but will enable us to be fully engaged in the Japanese market by the third quarter. The oxygen respiratory market continues to trend positively. We’ve been particularly effective in a direct to pulmonologist marketing approach, driving share gains against the alternative therapies.

The cryobiological business continues year-on-year growth as it recovers from the credit crunch, the one part of the BioMedical business that was impacted by the recession. There are multiple cord blood banks and stem cell research opportunities globally that will drive demand for the large stainless steel freezers. We’re continuing our new product introductions, which will provide growth opportunities later this year and in 2011.

I’d now like to open it up for questions. Everett, please provide instructions to the participants to be able to ask questions.

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Coordinator	Our first question today comes from the line of Roger Read with Natixis Bleichroeder. Please proceed with your question.

R. Read	I guess let’s talk about the margin aspects of things. I mean it’s clear, obviously we see orders come down, backlog come down, and revenue come down. But as you look at the projects you’re bidding on today, the competitive landscape, timing, etc., what is your expectation on, I guess, the pricing side impact on margins? I mean we can kind of look back historically and guesstimate a revenue number and think about what margins ought to be from just throughput, but what is the actual pricing impact out there? Let me say specifically in the E&C segment.

M. Biehl	In terms of E&C, because of the time that it takes to work the orders through the backlog, we’re seeing orders at lower margins and because of the underutilization of capacity across not only our business, but really the market, they are coming in at lower margins. We’re very careful that we’re not going to accept too low of a margin, but it’s something we’ll continue to look at.

We would expect as it moves into the second half of the year we’ll start to see that to turn. But again, because of how long it takes some of those

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projects to turn out of backlog into revenues, we won’t expect to see a benefit of that until probably later in the year. So, if we look at that business overall, I would expect their margins to sort of be low-20s possibly for the year, maybe climbing into the higher 20s as we move forward into the year.

The other two businesses we think will be good. D&S, which was about 30% gross margin in the quarter, should be comparable throughout the year and possibly a little bit upside and then BioMed, we expect that to go up a little bit as we continue to integrate the Covidien acquisition, which is really dampening the margins in that business right now as we transition it into sort of our growth model.

R. Read	Right. Actually, BioMed was much better than what we were kind of expecting. Did the margins there trend higher from here? Are there are couple more quarters where maybe we bounce around before you kind of get the full integration benefits?

M. Biehl	Yes, I mean it will bounce around. Second quarter is when most of those restructuring costs, we expect, would come through right now. So, we’d

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expect the margins probably to be a little bit down further in the second quarter and then start to climb back up as we move through the year.

R. Read	Okay. And then, two things on, I guess, sort of the heat exchanger side. Obviously, we’re all watching some of the big LNG projects out of Australia. Just a quick question there; has there been any change in timing or are things pretty much as you expect on that front?

S. Thomas	It’s as we’ve talked about previously. It’s just close … difficult to call.

R. Read	Okay. And then, I believe you mentioned a little bit; it might have been in the press release in the D&S segment, but I’m just curious. With all of the moves toward trying to drill these more NGL rich prospects within the shale plays in the U.S. or just NGL prospects in general, are you seeing any benefits in your order trends into those type of cryogenic plants or anything, or is that something that you’ve historically participated in at all?

S. Thomas

We’ve historically participated. We’re seeing several orders for heat exchangers for NGL recovery plants coming for both brazed aluminum heat exchangers and also for air cooled heat exchanger opportunities. As a

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result of that, we think that’s an area that’s going to see good activity, above average activity, higher activity levels than we’ve seen in the past five or six years.

R. Read	In terms of a magnitude of impact to you, I mean what’s sort of the average size of a product or average size of one of those projects to you in terms of your product line?

S. Thomas	They’re in the $1 million to $3 million range. It’s a very large gas processing plant that gets quite a bit larger than that and we’re seeing those kinds of opportunities in the Middle East.

R. Read	Middle East as well as North America then?

S. Thomas	Yes.

Coordinator	Our next question comes from the line of Eric Stine with Northland Securities. Please proceed with your question.

E. Stine	I wonder if we could just go back to the large-scale LNG plants and specifically the Queensland Curtis project. Is there anything you can

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share? I understand that there have been talks around a Japanese buyer for the supply there with the BG Group and that could potentially expand to three trains.

S. Thomas	Yes, I can’t comment on anything beyond that. I mean I don’t know anything beyond that.

E. Stine	Okay. If you could just comment; I mean it sounds like Queensland Curtis remains kind of the first in the queue, but beyond that, should we think about Santos, Gladstone, and Wheatstone being the next potential projects for you?

S. Thomas	Those are the ones that we understand are most likely to go forward and that we’ve been working on most actively, yes.

E. Stine	Okay. Maybe we could just touch on the D&S side of it. First, could you just give us the Chart NexGen revenues in the quarter?

M. Biehl

It typically runs somewhere in the neighborhood of 10% of D&S revenues. I don’t have the exact number here, but that’s typically how it runs. It’s a little bit higher this year. In fact, last year was the highest year

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that we’ve had related to that type of business and so would expect that to continue to grow as we move through the year.

S. Thomas	We haven’t typically broken out the NexGen revenues separately within D&S. So, the revenues are contained within each of the region’s sales.

E. Stine	Okay, but fair to say that your outlook there continues to be positive going forward?

M. Biehl	Absolutely, yes.

E. Stine	Okay and I’m wondering if you could just touch on the order levels in the D&S. There’s a little bit of a sequential downtick there. Any color or was that just project timing?

M. Biehl

Yes, I mean that’s pretty consistent if you look over the years in terms of a downturn and subsequent recovery. We would expect, as we move into the second half of the year, their orders continuing to head the other direction. If you look at all the industrial gas companies and see what the predictions are, when we trail that, typically we would expect in the second half of the year to start to see those orders ticking back up. They

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were higher than they were in the first quarter of 2009 in terms of their order levels. So, we’re continuing to see that tick back up.

E. Stine	Okay, and then just as far as overall order levels, we should still see order improvement sequentially? Is that still your expectation?

M. Biehl	Right and the thing that we have to keep in mind is that the first quarter typically is our weakest quarter. It has a little bit of cyclicality in it if you look at it historically and then the second and third quarters are the two strongest. They sequentially should be. So yes, we’re pretty optimistic. We’re pretty enthused about our first quarter orders considering it’s the lowest quarter and we still had a sequential increase. So, we would expect that to continue to ramp up in the second and third quarters of this year as we move forward.

E. Stine	Could you give a few more details on the air cooled heat exchanger activity in the Middle East that were in your prepared comments?

S. Thomas

Yes, we won an order directly from one of the national oil companies, which is the first after having been approved, and sold through a number of EPCs. So, we’re very positive with that because it gets us on the active

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and approved bidders list and lets us move forward on to larger and larger projects, which we are bidding from that business. Production is successfully ramping up.

A couple of the other highlights for the air cooled heat exchanger business is they’re seeing improved gas compression packaging orders, improved orders for natural gas liquids plants, and then also in the alternate energy fields, we’re seeing orders and a number of inquiries for both geothermal applications and some of the thermal-solar applications.

E. Stine	And the activity there is a direct result of having a facility in the Middle East?

S. Thomas	The Middle East activity is certainly up, yes.

Coordinator	Our next question comes from the line of Greg McKinley with Dougherty. Please proceed with your question.

G. McKinley

Could you guys talk a little bit about your decision making process around this notion of making sure we have enough margin dollars available to us when we bid out a contract such that we’re not locking ourselves into

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lower margin utilization in the event that more attractive projects become available down the road? How do you sort of balance that with the fact that margins right now, particularly in E&C, are light, the capacity is underutilized? How do you balance sort of the desire to get any business that you can versus what you think might become available three, six, nine months down the road at better profit levels?

S. Thomas	It’s a challenge, but an advantage we have is we have a better variable cost structure, lower fixed cost structure, than most of our competitors. Therefore, we don’t have the costs at the low part of the market to oversee to try and cover and make us bid work at any cost or at no margin. That’s particularly true when we look at how large a project is and how long it’s going to be in our shop because this industry is cyclic and at the top of the market when we get mid-cycle and further forward, we tend to be capacity constrained and there are good margin opportunities there. So, it’s a challenge, but we think it’s one of our competitive strengths.

G. McKinley

So, how does that sort of factor into your approach for some of these more base load LNG projects, which obviously you guys have talked about competitive pressures as a lot of excess capacity in the market is skating after the same project opportunities. Is Chart in a situation where your

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lower fixed costs allow you to be profitable, more profitable on those projects at lower price points than your competitors, or are you suggesting that you may choose to make sure you have the capacity to move after higher margin, smaller modular projects?

S. Thomas	I think we have both of those facilities, but there may well be situations where we decide to keep our powder dry and reserve our capabilities for higher margin products where we can deliver more value or where the customer perception is we’re delivering more value, but it’s competitively sensitive.

G. McKinley	Yes. Can you just help us understand to the degree that there’s any concentration risk in your order or revenue view? In other words, is the view predicated on a small number of large wins, or is it simply we’re seeing day-to-day cadence of order bid activity improve across business lines and as we see that mature, that gives us confidence in our current year view?

S. Thomas	I think it’s very strongly the latter.

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Coordinator	Ladies and gentlemen, we have no further questions at this time. I’d like to turn the call back to management.

S. Thomas	All right, thanks very much. Just in conclusion, I’d like to remind you that results came in as we expected without surprises. We’re seeing a positive order trend and lots of other signs, both macro and in our bidding activity that our business is recovering. There are upside opportunities that are dependent on speed of economic recovery and the return of some of the large energy projects, but the signs look positive for that.

We’re seeing strong industrial growth in China and a resumption of confidence in North America, particularly attractive opportunities for us and I think positive signs. We continue to look for accretive growth opportunities that add value to the company and our shareholders. With that, I’d like to thank everyone for listening today and sign off.

Coordinator	Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.